Exhibit 99.1

Contact:
J. Cameron Drecoll, CEO	FOR CLIENT REVIEW ONLY
630-637-0315	Draft Date: April 15, 2008
Cam.Drecoll@broadwindenergy.com

Tower Tech Signs Framework Agreement With Towers And Metallic Structures, A Subsidiary Of Gamesa Technology Corporation, Inc.

Naperville, Ill. (April 15, 2008) – Broadwind Energy, Inc. (BWEN-OTC) announced today that its wholly-owned subsidiary, Tower Tech Systems, Inc., has signed a framework agreement to supply wind turbine towers to a subsidiary of Gamesa Technology Corporation, Inc., for its North American projects.  The G87 78-meter, four-section wind towers will be fabricated in Manitowoc, Wis. with delivery beginning April 2008.

“We are extremely proud to have this commitment from Gamesa to support our growth strategy in the North American market,” said Broadwind CEO J. Cameron Drecoll. “Gamesa has essentially been with us from the beginning and we believe we have a strong relationship with them on all levels.”

“This agreement is a testament to Tower Tech’s continued execution of tower fabrication and delivery. We need strong suppliers like Tower Tech for our North American growing activities,” said Emmanuel de la Peña, COO at Gamesa Corporation. “We look forward to the continued and growing relationship with TTS.”

Gamesa is one of the largest turbine manufacturers in the world. This agreement signifies the largest single order for towers placed by Gamesa with a North American tower manufacturer.

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and

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infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing, other heavy steel manufacturing, service and construction and precision gear manufacturing. Its platform companies currently include Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; RBA Inc., a heavy weld and machining fabricator in Manitowoc, Wis.; and Tower Tech Systems, Inc., a wind tower manufacturer in Manitowoc, Wis. Broadwind and its platform companies employ approximately 800 people across the United States.

About Gamesa

Gamesa is a company specializing in sustainable energy technologies, mainly wind power. Gamesa is the market leader in Spain and is positioned among the most important wind turbine manufacturers in the world with a market share of 15.6% in 2006.

Gamesa has installed over 13,000 MW of its main product lines in 20 countries spread out over four continents. The annual equivalent of this production amounts to the electrical power consumption of a city like Madrid over six years, allowing for savings of 2.78 million petroleum equivalent tonnes / year and a reduction in CO2 emissions of 19.41 tonnes / year.

With a portfolio of more than 20,000 MW of wind power being promoted in Europe, America and Asia and branches in 13 countries, Gamesa is well positioned as one of the world’s most important companies in the promotion and development of wind farms.

The company is also present in the solar energy sector, where it is responsible for the manufacturing of photovoltaic panels and thermal machinery, as well as for the promotion and sale of solar energy plants.

Forward Looking Statements

Certain statements found in this press release may constitute forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. Such statements are generally identifiable by the terminology used, such as “anticipate,” “believe,” “intend,” “expect,” “plan,” or other similar words. Our forward-looking statements in this release generally relate to our expectations with respect to the growth of our company, our plans to fill vacancies in our executive management team, the impact of the relocation of our corporate headquarters on our tower manufacturing operations, and our ability to file our Form 10-KSB by April 15, 2008. Although it is not possible to foresee all of the factors that may cause actual results to differ from our forward-looking statements, such factors include, among others, the following: (i) our ability to successfully implement our growth strategy both organically and through acquisitions; (ii) unforeseen delays or costs associated with identifying and hiring qualified executives to fill the vacancies; (iii) unforeseen administrative or other challenges associated with relocating our corporate headquarters; (iv) our ability to successfully remediate internal control deficiencies; (v) continued delays associated with the integration of acquired businesses into our consolidated financial reports; (vi) fluctuations in general economic conditions; and (vii) those risks described from time to time in our reports to the

Securities and Exchange Commission (including our Annual Report on Form 10-KSB).  Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.